                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 Amendment No. 1

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                           Allied Capital Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $1.00 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   01903Q108
                  --------------------------------------------
                                 (CUSIP Number)

                               Page 1 of 10 Pages

-----------------------
  CUSIP NO. 01903Q108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Goldman, Sachs & Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             1,371,599
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                            SHARED DISPOSITIVE POWER
                                     WITH 8
                             2,084,249
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        2,084,249

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [-]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        4.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        BD-PN-IA

------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 10 pages

-----------------------
  CUSIP NO. 01903Q108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                         (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,371,599
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                            SHARED DISPOSITIVE POWER
                                     WITH 8
                          2,084,249
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,084,249

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [-]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC-PN

------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 10 pages

Item 1(a).    Name of Issuer:
              Allied Capital Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:
              1666 K Street, NW, 9th Floor
              Washington, DC   20006

Item 2(a).    Name of Persons Filing:
              Goldman, Sachs & Co. and The Goldman Sachs Group, L.P.

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              85 Broad Street
              New York, NY  10004

Item 2(c).    Citizenship:
              Goldman, Sachs & Co. - New York
              The Goldman Sachs Group, L.P. - Delaware

Item 2(d).    Title and Class of Securities:
              Common Stock, $1.00 par value

Item 2(e).    CUSIP Number:
              01903Q108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a).X Broker or dealer registered under Section 15 of the Act, Goldman, Sachs & Co.

      (b).    Bank as defined in Section 3(a)(6) of the Act,

      (c).    Insurance Company as defined in Section 3(a)(19) of the Act,

      (d). Investment Company registered under Section 8 of the Investment Company Act,

      (e).X Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
                     Goldman, Sachs & Co.

      (f). Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                               Page 4 of 10 Pages

      (g).X Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,
                     The Goldman Sachs Group, L.P.

      (h).    Group, in accordance with Rule 13d-1(b)(ii)(H).


Item 4.       Ownership.
                      Not applicable. This amendment to Schedule 13G is being filed to reflect that as of December 31, 1997, the percent of the class owned by The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. did not exceed five percent.

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following X.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
                      Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                      See Exhibit (99.2)






                               Page 5 of 10 Pages

Item 8.       Identification and Classification of Members of the Group.
                      Not Applicable

Item 9.       Notice of Dissolution of Group.
                      Not Applicable

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 6 of 10 Pages

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 10, 1998


                                  THE GOLDMAN SACHS GROUP, L.P.


                                  By:    /s/ Hans L. Reich
                                         -------------------------------------
                                  Name:  Hans L. Reich
                                  Title: Attorney-in-fact



                                  GOLDMAN, SACHS & CO.


                                  By:    /s/ Hans L. Reich
                                         -------------------------------------
                                  Name:  Hans L. Reich
                                  Title: Attorney-in-fact

                               Page 7 of 10 Pages

                                INDEX TO EXHIBITS




Exhibit No.         Exhibit
-----------         -------

   99.1 Joint Filing Agreement, dated March 10, 1998, between The Goldman Sachs Group, L.P. and Goldman, Sachs & Co.

   99.2             Item 7 Information

                               Page 8 of 10 Pages

                                                                  EXHIBIT (99.1)



                             JOINT FILING AGREEMENT



     In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $1.00 par value of Allied Capital Corporation, and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.



Date:  March 10, 1998


                                  THE GOLDMAN SACHS GROUP, L.P.


                                  By:    /s/ Hans L. Reich
                                         -------------------------------------
                                  Name:  Hans L. Reich
                                  Title: Attorney-in-fact



                                  GOLDMAN, SACHS & CO.


                                  By:    /s/ Hans L. Reich
                                         -------------------------------------
                                  Name:  Hans L. Reich
                                  Title: Attorney-in-fact

                               Page 9 of 10 Pages

                                                                  EXHIBIT (99.2)



                               ITEM 7 INFORMATION



     The securities being reported on by The Goldman Sachs Group, L.P. ("GS Group"), as a parent holding company, are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), or Goldman Sachs Trust ("GS Trust"). Goldman Sachs is a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. GS Trust is an Investment Company registered under the Investment Company Act of 1940, as amended. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. GS Trust is advised and distributed by Goldman Sachs.

                               Page 10 of 10 Pages